Exhibit 21.1

Subsidiaries

Amarantus Therapeutics, Inc., a Nevada corporation

Amarantus Therapeutics, Inc., a Delaware corporation

Amarantus MA, Inc., a Massachusetts corporation

Amarantus Diagnostics Inc., a Delaware corporation